Filed Pursuant to Rule 424(b)(3)
Registration No. 333-277096

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

Supplement dated June 6, 2024 to the Structured Investment Option Prospectus dated May 1, 2024

This Supplement modifies certain information in the above-referenced prospectus (the “Prospectus”) offered by Equitable Financial Life Insurance Company or Equitable Financial Life Insurance Company of America (the “Company”, “we”, “our” and “us”). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center at 800-628-6673.

The following hereby replaces the corresponding table in “Appendix I: Segment Interim Value — Overview of the Purposes and Impacts of the Calculation — Performance Cap Rate limiting factor”:

Jurisdiction	For EQUI-VEST Series 201 contracts only, with issue dates on or after this date will not use a Performance Cap Rate limiting factor in the Segment Interim Value calculation
Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Mississippi, Montana, Nevada, New Hampshire, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Vermont, Virginia, Washington, West Virginia, and Wyoming	June 24, 2024

Jurisdiction	For EQUI-VEST Series 900 and 901 contracts only, with issue dates on or after this date will not use a Performance Cap Rate limiting factor in the Segment Interim Value
Alabama, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Mississippi, Nevada, New Hampshire, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Washington*, West Virginia, Wisconsin, and Wyoming	June 24, 2024

*Series	900 not offered in Washington.

SIO/New Biz	Cat #800146 (6/24)
#99449